EXHIBIT 99.1

HEALTHTRONICS PRESIDENT AND CEO SAM HUMPHRIES PASSES AWAY

AUSTIN, TX, August 8, 2007 — HealthTronics, Inc. (NASDAQ: HTRN) today announced that President and Chief Executive Officer Sam B. Humphries unexpectedly passed away yesterday, August 7. Mr. Humphries had been on medical leave since May 21, 2007 after suffering a cardiac event.

“We are all greatly saddened by this loss,” said R. Steven Hicks, Chairman of the Board. “In just over a year, Sam accomplished a company restructuring and set our strategic path, which we believe has created a foundation for growth in stockholder value. Our thoughts and prayers are with Sam’s wife, Kim, and the rest of his family.”

James S.B. Whittenburg will continue as acting President and Chief Executive Officer.

About HealthTronics, Inc.
HealthTronics, Inc. is a premier urology company providing an exclusive suite of healthcare services and technology including urologist partnership opportunities, surgical and capital imaging equipment, device maintenance offerings, and clinical and anatomical pathology services. For more information, visit www.healthtronics.com.

Statements in this press release that are not strictly historical, including statements regarding plans, objectives and future financial performance, are “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although HealthTronics believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that the expectations will prove to be correct. Factors that could cause actual results to differ materially from HealthTronics’ expectations include, among others, the existence of demand for and acceptance of HealthTronics’ services, regulatory approvals, economic conditions, the impact of competition and pricing, financing efforts and other factors described from time to time in HealthTronics’ periodic filings with the Securities and Exchange Commission.

CONTACT:
HealthTronics, Inc.
Ross Goolsby, Senior Vice President and Chief Financial Officer

ross.goolsby@healthtronics.com
(512) 314-4554
www.healthtronics.com